U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Johnson                      Paul                     R
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   (Last)                            (First)              (Middle)

                              1533 S.E. 9th Street
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                                    (Street)

     Deerfield Beach                    FL                  33441
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     etravelserve.com, Inc./TSER.OB
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


                                     06/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                     President and Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                 Amt. Of Issuer's            Ownership   Nature of
                                            Securities Acquired (A) or           Securities Benefically   Form           Indirect
                   Transaction  Transaction  Disposed of (D)                     Owned At End             Direct (D) or  Beneficial
Title of Security    Date        Code         Amount     (A) or (D)      Price   Of Issuer's Fiscal Year  Indirect (I)   Ownership
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Common Stock      1/24/00       J4(1)       2,580,645      A                                              Indirect (I) By Link
                                                                                                                       Express
                                                                                                                       Delivery
                                                                                                                       Solutions (2)

Common Stock       2/7/00       J4(3)       1,500,000      A                                              Indirect (I) By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       4/6/00       J4(4)         500,000      D                                              Indirect (I) By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       4/9/00       S4            98,000       D             0.380                            Indirect (I) By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       6/6/00       C4           119,122       A             0.180                            Indirect (I) By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       6/8/00       S4             5,000       D              0.38                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       6/8/00       S4             5,000       D              0.38                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       6/8/00       S4             5,000       D             0.38                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       6/9/00       S4             5,000       D             0.37                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       6/9/00       S4             5,000       D             0.36                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       6/9/00       S4             5,000       D             0.36                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock       6/9/00       S4             5,000       D             0.36                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock      6/13/00       S4            10,000       D             0.59                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock      6/13/00       S4            10,000       D             0.59                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock      6/13/00       S4            10,000       D             0.50                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock      6/14/00       S4            10,000       D             0.37                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock      6/14/00       S4            12,000       D             0.37                             Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock      6/16/00       C4           375,000       A             0.156                42,309,122  Indirect (I) By Genesis
                                                                                                                       Business
                                                                                                                       Alliance

Common Stock      6/19/00       S4            5,000        D             0.325                            Indirect     By Genesis
                                                                                                                       Business
                                                                                                                       Alliance




(1) Shares received through issuer's purchase of 666,667 shares of Link Express Delivery Solutions, Inc. in exchange for 2,580,645 shares of etravelserve common stock. This transaction was rescinded on October 5, 2000 pursuant to specified contract provisions. See subsequent Form 4 filed on the date hereof.

(2) Reporting person is the sole officer and director of Link Express Delivery Solutions, Inc., a Delaware corporation.

(3) Shares received by reporting person in consideration of past services to issuer. Shares registered on February 1, 2000 Form S-8, valued at $1.92/share.

(4) Shares issued to issuer's outside counsel, in lieu of cash, in satisfaction of legal fees.

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)
(Form 5-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option                                                                   Common
(right to buy)     .25     5/22/00     A     916,500       5/22/03  5/22/00    Stock    916,500                      I        (1)
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Stock Option                                                                   Common
(right to buy)    .1797    6/06/00     A     600,000       6/6/03   6/6/00     Stock    600,000                      I        (1)
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Stock Option                                                                   Common
(right to buy)  .15625    6/16/00     A     375,000       6/16/03  6/16/00     Stock    375,000        1,397,378     I        (1)
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Explanation of Responses:

(1) Options were granted to Genesis Business Alliance, I*nc., owned 100% by reporting person.


/s/ Paul R. Johnson                                          11/16/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Derivative Securities Codes (Except For Transactions Exempt Pursuant to Rule 16b-3)

     C--Conversion of derivative security

     E--Expiration of short derivative position

     H--Expiration (or cancellation) of long derivative position with value received

     O--Exercise of out-of-the-money derivative security

     X--Exercise of in-the-money or at-the-money derivative security


     Other Section 16(b) Exempt Transaction and Small Acquisition Codes (Except For Rule 16b-3 Codes Above)

     G--Bona fide gift

     L--Small acquisition under Rule 16a-6

     W--Acquisition   or  disposition  by  will  or  the  laws  of  descent  and distribution

     Z--Deposit into or withdrawal from voting trust


     Other Transaction Codes

     J--Other acquisition or disposition (describe transaction)

     K--Transaction in equity swap or instrument with similar characteristics

     U--Disposition pursuant to a tender of shares in a change of control transaction


     To indicate that a holding should have been reported previously on Form 3, place a "3" in Table I, column 3 or Table II, column 4, as appropriate. Indicate in the space provided for explanation of responses the event triggering the Form 3 filing obligation. To indicate that a transaction should have been reported previously on Form 4, place a "4" next to the transaction code reported in Table I, column 3 or Table II, column 4 (e.g., an open market purchase of a non-derivative security that should have been reported previously on Form 4 should be designated as "P4"). To indicate that a transaction should have been reported on a previous Form 5, place a "5" in Table I, column 3 or Table II, column 4, as appropriate. In addition, the appropriate box on the front page of the form should be checked.

                    FORM 3 OR FORM 4 HOLDINGS OR TRANSACTIONS
                            NOT PREVIOUSLY REPORTED

     To indicate that a holding should have been reported previously on a Form 3, place a "3" in Table I, column 3 or Table II, column 4, as appropriate. Indicate in the space provided for explanation of responses the event triggering the Form 3 filing obligation. To indicate that a transaction should have been reported previously on Form 4, place a "4" next to the transaction code reported in Table I, column 3 or Table II, column 4 (e.g., an open market purchase of a non-derivative security that should have been reported previously on Form 4 should be designated as "P4"). In addition, the appropriate box on the front page of the form should be checked.